UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

CLAYTON WILLIAMS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10924	75-2396863
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation)	Number)	Identification Number)

6 Desta Drive, Suite 6500, Midland, Texas	79705-5510
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (432) 682-6324

Not applicable
(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 -                      Regulation FD Disclosure

On June 7, 2010, we issued a press release to report the sale of substantially all of our proved reserves in North Louisiana.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  This information, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities of that section.

Item 8.01 -                      Other Events

On June 4, 2010, we sold our interests in 22 operated and 76 non-operated producing wells in North Louisiana to WildHorse Resources, LLC for $77 million, based on an effective date of April 1, 2010 and subject to customary closing adjustments.  The assets that were sold in this transaction represent substantially all of our proved reserves in North Louisiana.  None of our holdings in South Louisiana were included in this sale.  The sale transaction is not expected to result in a significant gain or loss since the net proceeds from the sale approximated the carrying value of the sold assets.  Proceeds from the sale were used to repay indebtedness on our revolving credit facility, reducing the balance outstanding on the facility to approximately $127 million on the closing date.  The borrowing base under our revolving credit facility remains unchanged at $300 million.

Item 9.01 -                      Financial Statements and Exhibits

(d)         Exhibits

The following exhibit is provided as part of the information furnished under Item 7.01 of this report.

Exhibit
Number	Description

99.1	Press Release dated June 7, 2010 titled “Clayton Williams Energy Sells North Louisiana Producing Properties for $77 Million”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

Date:	June 10, 2010	By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated June 7, 2010 titled “Clayton Williams Energy Sells North Louisiana Producing Properties for $77 Million”